EXHIBIT 10.1

Cash America International, Inc. 2016 Short-Term Incentive Plan Description

On January 28, 2016, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of Cash America International, Inc. (the “Company”) approved the terms and conditions of the 2016 Short-Term Incentive (“STI”) Plan (the “STI Plan”), which is a cash-based incentive plan in which the Company’s executive officers participate that will be administered by the Committee under the Cash America International, Inc. First Amended and Restated Senior Executive Bonus Plan. The 2016 STI Plan provides that payments may be made under the plan in early 2017 based on the Company’s 2016 earnings before taxes (the “EBT”).
In order to qualify payments under the 2016 STI Plan as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Committee will use a two-step approach under the 2016 STI Plan to determine the amount of the award payable to each executive officer, if any:

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The first step is to fund the overall STI pool with the maximum STI award that could be payable to each individual. The pool will be funded if the Company meets a threshold 2016 EBT pre-established by the Committee (the “Pool Funding Threshold”). If the Pool Funding Threshold is not met, then no STI awards will be available.

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Once the Pool Funding Threshold has been met, the second step is for the Committee to exercise “negative discretion” by making adjustments to reduce (but not increase) the maximum STI award amount for each individual that was funded by the pool, and the actual payment to be made to each individual will be determined as follows:

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Each individual has a target STI award that is based on a percentage of his base salary. For the Company’s Chief Executive Officer and President (“CEO”), Mr. T. Brent Stuart, the target is 100% of base salary, and the target 2016 STI award as a percentage of base salary for each of the Company’s other current executive officers is 70% of base salary (each referred to as the “Target Award”).

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The Company must exceed a certain earnings threshold of 2016 EBT that is pre-established by the Committee (“EBT Threshold”) to be eligible for payment, unless the Committee determines otherwise. Once the Company has achieved the EBT Threshold, 40% of the Target Award is eligible for payment, and this percentage will increase ratably until the Company achieves a certain EBT target set forth in the STI plan (the “EBT Target”).

◦	If the Company achieves the EBT Target, then the executive officer will be eligible to receive a cash payment equal to his Target Award.

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If the Company exceeds the EBT Target, the executive officer will be eligible to receive a cash payment in excess of his Target Award up to a maximum amount that is the lesser of two times the target STI award or $2.5 million.

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The EBT Target is higher than the EBT Threshold, and the EBT Threshold is higher than the Pool Funding Threshold. In all cases, the incentive expense is deducted before assessing actual EBT in relation to the EBT Target or EBT Threshold.

◦	The Committee may also take into account individual performance and achievement of other financial and non-financial goals to determine whether and to what extent to apply negative discretion.

No executive officer is guaranteed a payment under the 2016 STI Plan, and the Committee has discretion to reduce or eliminate the payment of awards at the end of the year even if the Pool Funding Threshold and the EBT Threshold are met. The 2016 STI Plan also contains a “clawback” provision that allows the Company to recoup all or some of the amount paid to an executive officer under certain circumstances in the event that there is a material restatement of the Company’s financial results.